Exhibit 99.1

	Contacts:	Todd Hornbeck, CEO
NEWS RELEASE		Jim Harp, CFO
09-011		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

THIRD QUARTER 2009 RESULTS

Amends and Extends Revolving Credit Facility; Adds $100 million Accordion

November 5, 2009 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2009. Following are highlights for this period and the Company’s future outlook:

•	2009 earnings guidance lowered to reflect 2009 YTD actual results and prevailing market conditions

•	Contract backlog for new generation OSV vessel-days at 61% for 4Q 2009 and 40% for 2010

•	Vessel-stacking and fleet rationalization strategy saves $21.2 million in YTD 2009 cash operating expenses

•	Cost-cutting initiatives contribute to lowering G&A to 7.7% of 3Q 2009 revenues, below guidance of 9% to 10%

•	Three DP-2 new gen OSVs to be placed in service during 4Q 2009 under fourth OSV newbuild program

•	Second DP-3 MPSV delivered from the shipyard in October, now in final commissioning

•	Second DP-2 MPSV expected to be delivered from the shipyard in December, final commissioning to follow

•	Liquidity position and financial flexibility further strengthened with recent notes offering and amended revolver

Third quarter 2009 revenues decreased 17.4% to $90.1 million compared to $109.1 million for the third quarter of 2008. Operating income was $27.1 million, or 30.1% of revenues, for the third quarter of 2009 compared to $52.6 million, or 48.2% of revenues, for the prior-year quarter. Net income for the third quarter of 2009 was $13.8 million, or $0.51 per diluted share, compared to $33.3 million, or $1.23 per diluted share for the year-ago quarter. EBITDA for the third quarter of 2009 was $43.6 million compared to third quarter 2008 EBITDA of $65.5 million. The decrease in revenues, operating income and EBITDA was primarily due to a year-over-year decline in fleetwide average dayrates and utilization for the Company’s Upstream segment. Included in third quarter 2009 results was a $0.1 million ($0.1 million after-tax, or $0.00 per diluted share) gain on the August 2009 sale of three conventional OSVs for net cash proceeds of $6.1 million compared to a $6.4 million ($4.1 million after-tax, or $0.15 per diluted share) gain on the August 2008 sale of three conventional OSVs. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Upstream Segment. Revenues from the Upstream segment were $73.7 million for the third quarter of 2009, a decrease of $14.3 million, or 16.3%, from $88.0 million for the same period in 2008. The vessels placed in service since the third quarter of 2008 under the Company’s ongoing newbuild and conversion programs accounted for a $27.5 million increase in Upstream revenues. These incremental revenues were offset by a $35.6 million decrease in revenue from lower effective dayrates for the Company’s new generation offshore supply vessels (“OSVs”) that were in service during each of the quarters ended September 30, 2009 and 2008 and a $6.2 million decrease in revenue from the Company’s non-core conventional OSVs that were in service during the quarter ended September 30, 2008, but which were either stacked or sold on various dates since then. Soft OSV market conditions in the U.S. Gulf of Mexico (“GoM”), particularly on the shallow Continental Shelf and in the deepwater transition zone, contributed to Upstream operating income decreasing 53.6% to $23.8 million, or 32.3% of revenues, for the third quarter of 2009 from $51.3 million, or 58.3% of revenues, for the third quarter of 2008. Excluding gains recorded on asset sales from both the current and prior-year quarterly results, operating income in the current quarter would have decreased to $23.9 million, or 46.8%, from $44.9 million in the third quarter of 2008. The weak demand for 200 class new generation OSVs led to the Company’s decision to stack seven such OSVs on various dates during the second and third quarters of 2009 and to stack an eighth vessel in October 2009. Average new generation OSV dayrates for the third quarter of 2009 declined to $20,915 compared to $23,884 for the same period in 2008. New generation OSV utilization was 71.9% for the third quarter of 2009 compared to 96.1% for the same period in 2008. Effective new generation OSV utilization, which excludes the impact of stacked vessels, was 83.2% for the three months ended September 30, 2009.

Downstream Segment. Revenues from the Downstream segment of $16.4 million for the third quarter of 2009 decreased by $4.6 million, or 21.9%, compared to $21.0 million for the same period in 2008. Downstream revenues were unfavorably impacted by continued lower demand for the Company’s ocean-going tug and tank barge (“TTB”) equipment, which was primarily driven by soft market conditions that resulted in the stacking of all of its single-hulled tank barges on various dates since the second quarter of 2008. This decrease was partially offset by a $5.4 million contract cancellation payment recognized during the third quarter. The Company’s double-hulled tank barge average dayrates were $28,503 for the third quarter of 2009 compared to $22,642 for the same period in 2008. Excluding the contract cancellation fee revenue, double-hulled tank barge average dayrates would have been $18,852, which is roughly $3,790, or 16.7%, lower than the prior-year quarter. Utilization for the double-hulled tank barge fleet was 67.6% for the third quarter of 2009 compared to 80.2% for the same period in 2008. The decrease in the Company’s double-hulled tank barge utilization was the result of the continued decline in market demand for double-hulled equipment, particularly black-oil barges, driven by the current economic slowdown. This adverse effect of soft demand for this type of equipment has been further exacerbated by incremental double-hulled tank barge newbuild deliveries in the industry that occurred during the first nine months of 2009.

General and Administrative (“G&A”). G&A expenses of $6.9 million for the third quarter of 2009 were 7.7% of revenues compared to $8.7 million, or 8.0% of revenues, for the third quarter of 2008. Due to proactive cost-cutting measures and despite lower revenues, third quarter G&A expense margin was below the Company’s 2009 annual guidance range of 9% to 10% of revenues. The Company allocated 83% of its third quarter G&A expenses to the Upstream segment and 17% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $16.5 million for the third quarter of 2009, or $3.7 million higher than the third quarter of 2008. This increase was due to the incremental depreciation related to the full- or partial-quarter contribution from seven OSVs and two MPSVs that were placed in service since the third quarter of 2008, partially offset by the reduction in depreciation and amortization following the sale of seven conventional OSVs on various dates during 2008 and 2009. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels remaining under the Company’s current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $4.2 million during the three months ended September 30, 2009 compared to the same period in 2008. The increase in interest expense is primarily attributable to a decrease in capitalized interest costs and additional interest costs related to the Company’s new $250.0 million of 8.000% senior notes due 2017 issued in August 2009.

Nine Month Results

Revenues for the first nine months of 2009 decreased 4.3% to $297.6 million compared to $311.1 million for the same period in 2008. Operating income was $77.5 million, or 26.0% of revenues, for the first nine months of 2009 compared to $130.3 million, or 41.9% of revenues, for the prior-year period. Net income for the first nine months of 2009 decreased 49.4% to $41.1 million, or $1.52 per diluted share, compared to $81.2 million, or $3.00 per diluted share for the first nine months of 2008. Excluding the second quarter 2009 Downstream non-cash impairment charges of $26.7 million, or $0.62 per diluted share, operating income, operating margin, net income and diluted EPS for the first nine months of 2009 were $104.2 million, 35.0%, $58.0 million and $2.15 per share, respectively. The decrease in revenues compared to the prior-year period is due to a market-driven decline in effective dayrates for vessels that were operating during both the nine months ended September 30, 2008 and 2009, partially offset by the incremental contribution of vessels added to the Company’s fleet since the third quarter of 2008. The

Company has been able to mitigate the impact of lower revenues by cutting or deferring costs resulting in year-over-year operating expense savings of $21.2 million. These cost savings have been generated principally by stacking vessels and other measures, including selling certain non-core assets. During the first nine months of 2009, the Company recorded a gain of $0.3 million ($0.2 million after-tax or $0.01 per share) on the sale of one older, lower horsepower tug and three conventional OSVs. The Company’s net income for the first nine months of 2008 included an $8.4 million ($5.4 million after-tax or $0.20 per share) gain on the sale of four conventional OSVs.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Recent Developments

Revolving Credit Facility. On November 4, 2009, the Company amended and extended its existing revolving credit facility, which will maintain its $250.0 million borrowing base, but now includes an accordion feature that allows, under certain conditions, for the expansion of the senior secured facility up to an aggregate of $350.0 million. The amended facility, among other changes that enhance the Company’s financial flexibility, also extends the maturity from September 2011 to March 2013. With the amended facility, the Company has the option of borrowing at a variable rate of interest equal to either (i) LIBOR or (ii) the greater of the Prime Rate, the Federal Funds Effective Rate plus  1/2 of 1% or one-month LIBOR plus 1%; plus in each case an applicable margin. The applicable margin for each base rate is determined by a new pricing grid, which is based on the Company’s leverage ratio, as defined in the credit agreement governing the amended revolving credit facility. Unused commitment fees are payable quarterly at the new annual rate of 50.0 basis points of the unused portion of the borrowing base of the amended facility. The Company also swapped the vessels pledged as collateral under the amended facility so as to reduce the total number of such vessels to 19 new generation OSVs. None of the Company’s Downstream vessels are now pledged under the facility. As of September 30, 2009, there were no amounts drawn under of the Company’s revolving credit facility and $0.9 million posted in letters of credit, which resulted in $249.1 million of credit immediately available under such facility. The amended facility is available for working capital and general corporate purposes, including acquisitions, additional newbuild and conversion programs and other capital expenditures.

Accounting for Convertible Senior Notes. In accordance with the required change in method of accounting for convertible debt instruments issued by the Financial Accounting Standards Board (FASB), effective January 1, 2009, the Company recorded incremental non-cash original issue discount (“OID”) interest expense, net of capitalized interest, of $1.2 million for the third quarter of 2009, or $0.03 per diluted share, and expects to record an incremental $4.8 million of such interest for the full-year 2009, or $0.11 per diluted share. In addition, this new accounting treatment requires retrospective application to the Company’s historical financial results, including long-term debt and stockholders’ equity. For the prior-year three-month and nine-month periods ended September 30, 2008, incremental non-cash OID interest expense, net of capitalized interest, was $0.3 million, or $0.01 per diluted share, and $1.4 million, or $0.03 per diluted share, respectively, for each such period.

Sale of Non-Core Assets. In October 2009, the Company completed the sale of five single-hulled tank barges. The Energy 6503, Energy 6505, Energy 7001, Energy 7002 and Energy 8701 were sold to a private buyer for use outside of the United States. These vessels were sold for aggregate net cash proceeds of $3.1 million, which represented a pre-tax gain on sale of assets of approximately $0.7 million, or $0.02 per diluted share.

Earnings Outlook

Revised Annual 2009 Guidance. In recognition of its actual results for the first nine months of 2009 and its revised outlook on prevailing market conditions for the remainder of the 2009 guidance period, the Company now expects total EBITDA for the full-year 2009 to range between $185.0 million and $200.0 million and expects full-year diluted EPS for fiscal 2009 to range between $1.63 and $1.97. EPS guidance was also lowered to reflect the impact of additional interest expense associated with the Company’s recent senior note offering and the amendment of its revolving credit facility. Excluding the special non-cash Downstream impairment charges recorded during the second quarter of 2009 and incremental non-cash OID interest expense, adjusted EPS for fiscal 2009 is expected to range between $2.36 and $2.70.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current Upstream and Downstream market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to remain in the $19,000 to $21,000 range. With the recent stacking of eight 200 class new generation OSVs since May 2009 and expected incremental days out-of-service for shipyard modifications and the mobilization of two vessels for long-term charters in Latin America, the Company expects its fleetwide new generation OSV utilization to remain in the low-70% range for the fourth quarter of 2009

The Company’s full-year 2009 Upstream guidance includes a partial-year contribution from additional vessels to be delivered under its MPSV program and its fourth OSV newbuild program in accordance with the estimated newbuild delivery expectations discussed below. None of the Company’s remaining three conventional OSVs, all of which are now stacked, are expected to contribute any operating results for the remainder of the fiscal 2009 guidance period. The 2009 Downstream guidance reflects an operating fleet comprised solely of nine double-hulled tank barges and nine ocean-going tugs for the remainder of the 2009 guidance period. The Company’s Downstream segment is projected to contribute 2009 EBITDA in the range of 8% to 10% of the mid-point of the revised company-wide fiscal 2009 guidance range.

Due to recent cost cutting measures, the Company expects that cash operating expenses per vessel-day in fiscal 2009 for its active fleet will be less than fiscal 2008 levels, excluding contract-related costs recoverable through higher dayrates or other revenue. The Company is also mitigating the adverse impact of revenue decreases on its operating margins by stacking underutilized vessels, which should result in significant additional operating cost savings and lower the Company’s operating risk profile. G&A expenses are expected to be in the range of 8% to 10% of revenues for the remainder of the 2009 guidance period. The projected annual stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s diluted EPS guidance for the full-year 2009 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending December 31, 2009 are expected to be $2.3 million, $12.5 million, $4.5 million and $9.7 million, respectively. The Company’s annual effective tax rate is expected to be 36.9% for fiscal 2009.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements and (iii) non-vessel related capital expenditures. The Company expects total maintenance capital expenditures for the full-year 2009 to be approximately $38.2 million, only $28.6 million of which is considered annually recurring. Over the next couple of years beyond 2009, the Company expects that its annually recurring maintenance capital expenditure budget, inclusive of regulatory drydockings, for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Update on MPSV Program. The Company’s MPSV program consists of the conversion of two U.S.-flagged coastwise sulfur tankers at domestic shipyards into 370 class DP-2 new generation MPSVs and the construction of two T-22 class DP-3 new generation MPSV newbuilds in foreign shipyards. The first two vessels under this program, the T-22 class DP-3 MPSV, HOS Achiever, and the converted DP-2 MPSV, HOS Centerline, were placed in service in October 2008 and late March 2009, respectively. The second newbuild MPSV under this program, the HOS Iron Horse, is expected to be placed in service during the fourth quarter of 2009. The HOS Strongline, the second converted DP-2 MPSV, is expected to be delivered from the shipyard during the fourth quarter of 2009 and, after a period of commissioning and final certification, is expected to be placed in service during the first quarter 2010. With these expected in-service dates, the Company will own and operate an average MPSV fleet complement of 1.9 vessels for the fiscal year 2009. Based on internal estimates, the aggregate cost of this program is expected to be approximately $480.0 million. From the inception of this program through September 30, 2009, the Company has incurred $470.8 million, or 98.1%, of total anticipated project costs, including $33.1 million incurred during the third quarter of 2009.

The HOS Centerline, the Company’s first 370 class MPSV, continues to operate in offshore supply and industrial service on a spot basis in the GoM. This vessel required 10 days of downtime during the third quarter and is expected to incur 40 days of downtime during the fourth quarter to complete final documentation activities related to additional certifications. The HOS Centerline has now received class notations under Subchapter L (offshore supply vessel), Subchapter I (industrial vessel), Subchapter D (tank vessel) and Subchapter O (bulk dangerous cargo vessel) of applicable laws, becoming the first vessel to achieve all four notations in U.S. history, and more importantly, the only vessel with this type of flexibility and capability in the world. The HOS Strongline, the sister vessel to the HOS Centerline, is expected to receive these same notations.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program consists of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. Eleven of these 16 new generation DP-2 OSVs have been awarded customer contracts prior to their shipyard delivery. Eleven OSVs have been added to the Company’s Upstream fleet under this program on various dates since May 2008, including two vessels that were placed in service in October 2009. The HOS Eagleview, the fifth 250 EDF class OSV delivered under this program, commenced operations under a multi-year charter performing military support services and the HOS Silver Arrow, the fifth 240 ED class OSV delivered under this program, was placed in service to the GoM spot market. The HOS Sweet Water, the sixth 240 ED class OSV delivered under this program, is expected to be placed in service to the GoM spot market in December

2009. The remaining four OSVs under this newbuild program are expected to be placed in service in 2010 in accordance with the schedule shown in the table below:

	4Q2009E	1Q2010E	2Q2010E	3Q2010E	4Q2010E
Estimated In-Service Dates:
240 ED class OSVs	2	—	—	—	—
250 EDF class OSVs	1	2	1	1	—

	3	2	1	1	—

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 47 and 51 new generation OSVs as of December 31, 2009 and 2010, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 43.2 and 49.8 vessels for the fiscal years 2009 and 2010, respectively. Inclusive of the vessel deliveries referred to above, the aggregate cost of the Company’s fourth OSV newbuild program is expected to be approximately $445.0 million. From the inception of this program through September 30, 2009, the Company has incurred $382.3 million, or 85.9%, of total expected project costs, including $24.7 million incurred during the third quarter of 2009.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Update on Liquidity. The Company believes that its current working capital, available capacity under its recently amended revolving credit facility and projected cash flows from operations for the fiscal years 2009 and 2010 will be sufficient to meet its anticipated operating needs, debt service and the total remaining cash requirements under its MPSV and OSV newbuild programs of approximately $71.9 million. These construction payments are expected to be incurred over the next 12 months ($37.8 million in the remainder of 2009 and $34.1 million in 2010), as outlined in greater detail in the attached data tables. As of September 30, 2009, the Company had $61.9 million of cash and cash equivalents. During the third quarter, the Company closed on a private placement of $250.0 million of 8.000% senior notes due 2017. Of the $237.3 million estimated net proceeds from the offering, the Company used $200.0 million to repay the then-outstanding balance under its revolving credit facility. As of November 5, 2009, the Company’s $250.0 million revolving credit facility remains undrawn.

Conference Call

The Company will hold a conference call to discuss its third quarter 2009 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, November 5, 2009. To participate in the call, dial (480) 248-5080 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 12, 2009, and may be accessed by calling (303) 590-3030 and using the pass code 4173756#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, which include: a continued downturn in the exploration and production activities by the Company’s customers, particularly in the GoM, the Company’s inability to successfully or timely complete its various vessel construction and conversion programs, especially its MPSV program, which involves the construction and integration of highly complex vessels and systems; changes in its vessel construction and conversion budgets; less than anticipated success in marketing and operating its MPSVs, which are a class of vessels that the Company does not have a long history of owning or operating; the inability of the Company’s MPSVs to perform the services for which they were designed; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; the potential for valuation impairment charges; the inability to sell or otherwise dispose of non-core assets on acceptable terms; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; an adverse ruling in the Superior Achiever adversary proceeding; industry risks; further reductions in capital spending budgets by customers; further decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over-capacity; economic and political risks including those that are the result of proposed changes to policies and laws currently being considered in the United States; weather related risks; the risk of pandemics such as swine flu; the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. In addition, the Company’s future results may be impacted by continued volatility or further deterioration in capital markets and the worldwide economic downturn, inflation, deflation, or other adverse economic conditions that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of shipyards and major suppliers to complete orders or the failure by banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Revenues	$90,086	$97,909	$109,060	$297,642	$311,053
Costs and expenses:
Operating expenses	39,741	40,879	41,270	121,191	124,363
Depreciation and amortization	16,514	44,312	12,842	75,974	38,040
General and administrative expenses	6,864	7,676	8,726	23,302	26,718

	63,119	92,867	62,838	220,467	189,121

Gain (loss) on sale of assets	105	(4)	6,401	346	8,402

Operating income	27,072	5,038	52,623	77,521	130,334
Other income (expense):
Interest income	179	47	142	365	1,370
Interest expense	(5,586)	(4,267)	(1,393)	(12,584)	(5,466)
Other income, net [1]	(14)	(9)	67	(263)	141

	(5,421)	(4,229)	(1,184)	(12,482)	(3,955)

Income before income taxes	21,651	809	51,439	65,039	126,379
Income tax expense	7,877	610	18,157	23,965	45,222

Net income	$13,774	$199	$33,282	$41,074	$81,157

Basic earnings per share of common stock	$0.53	$0.01	$1.29	$1.58	$3.14

Diluted earnings per share of common stock	$0.51	$0.01	$1.23	$1.52	$3.00

Weighted average basic shares outstanding	26,100	25,995	25,867	26,013	25,825

Weighted average diluted shares outstanding [2]	27,036	27,065	27,089	26,955	27,062

Other Operating Data (unaudited):
	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Offshore Supply Vessels:
Average number of new generation OSVs [3]	44.0	42.1	36.8	42.2	35.8
Average new generation fleet capacity (deadweight) [3]	108,640	103,162	85,885	102,890	83,157
Average new generation vessel capacity (deadweight)	2,469	2,452	2,333	2,436	2,321
Average new generation utilization rate [4]	71.9%	83.6%	96.1%	82.5%	95.0%
Effective new generation utilization rate [5]	83.2%	86.6%	96.1%	87.6%	95.0%
Average new generation dayrate [6]	$20,915	$21,330	$23,884	$21,829	$22,411
Effective dayrate [7]	$15,038	$17,832	$22,953	$18,009	$21,290
Tugs and Tank Barges:
Average number of double-hulled tank barges [8]	9.0	9.0	9.0	9.0	8.8
Average double-hulled fleet capacity (barrels) [8]	884,621	884,621	884,621	884,621	868,255
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	99,002
Average double-hulled utilization rate [4]	67.6%	67.2%	80.2%	71.5%	88.2%
Average double-hulled dayrate [9]	$28,503	$19,810	$22,642	$22,797	$22,294
Effective dayrate [7]	$19,268	$13,312	$18,159	$16,300	$19,663

Balance Sheet Data (unaudited):
	As of September 30, 2009	As of December 31, 2008
Cash and cash equivalents	$61,891	$20,216
Working capital	106,455	66,069
Property, plant and equipment, net	1,563,202	1,405,340
Total assets	1,766,132	1,595,743
Total long-term debt	743,913	618,519
Stockholders' equity	784,634	736,900

Cash Flow Data (unaudited):
	Nine Months Ended
	September 30, 2009	September 30, 2008
Cash provided by operating activities	$142,613	$150,631
Cash used in investing activities	(214,802)	(414,503)
Cash provided by financing activities	113,856	111,638

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Offshore Supply Vessels:
Revenues	$73,710	$83,699	$88,015	$247,985	$234,441
Operating income	$23,840	$33,379	$51,339	$101,372	$119,134
Operating margin	32.3%	39.9%	58.3%	40.9%	50.8%
Components of EBITDA [10]
Net income	$12,225	$18,882	$32,717	$57,767	$74,881
Interest expense, net	4,611	3,446	839	10,083	2,706
Income tax expense	6,991	11,042	17,850	33,259	41,685
Depreciation	8,955	8,718	5,466	24,987	15,527
Amortization	4,183	4,219	2,629	11,588	8,018

EBITDA [10]	$36,965	$46,307	$59,501	$137,684	$142,817

Adjustments to EBITDA
Stock-based compensation expense	$1,519	$1,647	$2,019	$5,204	$6,140
Interest income	169	39	106	333	926

Adjusted EBITDA [10]	$38,653	$47,993	$61,626	$143,221	$149,883

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$36,965	$46,307	$59,501	$137,684	$142,817
Cash paid for deferred drydocking charges	(2,302)	(7,103)	(5,070)	(13,784)	(10,272)
Cash paid for interest	(379)	(9,709)	(594)	(10,564)	(8,361)
Cash paid for taxes	(1,738)	(1,376)	(659)	(10,714)	(2,339)
Changes in working capital	8,093	1,397	(8,423)	23,506	8,276
Stock-based compensation expense	1,519	1,647	2,019	5,204	6,140
Changes in other, net	(185)	(352)	(6,760)	(656)	(8,392)

Net cash provided by operating activities	$41,973	$30,811	$40,014	$130,676	$127,869

Tugs and Tank Barges:
Revenues	$16,376	$14,210	$21,045	$49,657	$76,612
Operating income (loss)	$3,232	$(28,341)	$1,284	$(23,851)	$11,200
Operating margin	19.7%	(199.4%)	6.1%	(48.0%)	14.6%
Components of EBITDA [10]
Net income	$1,549	$(18,683)	$565	$(16,693)	$6,276
Interest expense, net	796	774	412	2,136	1,390
Income tax expense	886	(10,432)	307	(9,294)	3,537
Depreciation	2,136	27,456	2,997	32,423	8,688
Amortization	1,240	3,919	1,750	6,976	5,807

EBITDA [10]	$6,607	$3,034	$6,031	$15,548	$25,698

Adjustments to EBITDA
Stock-based compensation expense	$389	$372	$809	$1,380	$2,293
Interest income	10	8	36	32	444

Adjusted EBITDA [10]	$7,006	$3,414	$6,876	$16,960	$28,435

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$6,607	$3,034	$6,031	$15,548	$25,698
Cash paid for deferred drydocking charges	(104)	(577)	(341)	(1,255)	(4,549)
Cash paid for interest	(84)	(2,152)	(323)	(2,350)	(4,063)
Cash paid for taxes	(41)	—	—	(4,806)	(1,757)
Changes in working capital	(837)	3,866	5,401	3,673	5,169
Stock-based compensation expense	389	372	809	1,380	2,293
Changes in other, net	(37)	(225)	(119)	(253)	(29)

Net cash provided by operating activities	$5,893	$4,318	$11,458	$11,937	$22,762

Consolidated:
Revenues	$90,086	$97,909	$109,060	$297,642	$311,053
Operating income	$27,072	$5,038	$52,623	$77,521	$130,334
Operating margin	30.1%	5.1%	48.3%	26.0%	41.9%
Components of EBITDA [10]
Net income	$13,774	$199	$33,282	$41,074	$81,157
Interest expense, net	5,407	4,220	1,251	12,219	4,096
Income tax expense	7,877	610	18,157	23,965	45,222
Depreciation	11,091	36,174	8,463	57,410	24,215
Amortization	5,423	8,138	4,379	18,564	13,825

EBITDA [10]	$43,572	$49,341	$65,532	$153,232	$168,515

Adjustments to EBITDA
Stock-based compensation expense	$1,908	$2,019	$2,828	$6,584	$8,433
Interest income	179	47	142	365	1,370

Adjusted EBITDA [10]	$45,659	$51,407	$68,502	$160,181	$178,318

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$43,572	$49,341	$65,532	$153,232	$168,515
Cash paid for deferred drydocking charges	(2,406)	(7,680)	(5,411)	(15,039)	(14,821)
Cash paid for interest	(463)	(11,861)	(917)	(12,914)	(12,424)
Cash paid for taxes	(1,779)	(1,376)	(659)	(15,520)	(4,096)
Changes in working capital	7,256	5,263	(3,022)	27,179	13,445
Stock-based compensation expense	1,908	2,019	2,828	6,584	8,433
Changes in other, net	(222)	(577)	(6,879)	(909)	(8,421)

Net cash provided by operating activities	$47,866	$35,129	$51,472	$142,613	$150,631

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share and Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2009 Guidance

	Full-Year 2009 Updated Estimate		Pro Forma Run-Rate Estimate [11]
	Low	High	Low	High
Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$194.4	$209.4	$274.3	$410.8
Interest income	0.5	0.5	0.9	0.9
Stock-based compensation expense	8.9	8.9	8.9	8.9

EBITDA [10]	$185.0	$200.0	$264.5	$401.0
Depreciation	69.9	69.9	59.5	59.5
Amortization	23.2	23.2	31.5	31.5
Interest expense, net:
Interest expense	34.8	34.8	48.3	48.3
Incremental non-cash OID interest expense [12]	10.1	10.1	10.1	10.1
Capitalized interest	(22.6)	(22.6)	—	—
Interest income	(0.5)	(0.5)	(0.9)	(0.9)

Total interest expense, net	21.8	21.8	57.5	57.5
Income tax expense	25.9	31.4	42.8	93.2
Income tax rate	36.9%	36.9%	36.9%	36.9%
Net income	$44.2	$53.7	$73.2	$159.3

Weighted average diluted shares outstanding [13]	27.2	27.2	27.2	27.2
Diluted earnings per share, as reported	$1.63	$1.97	$2.69	$5.86
Downstream impairment charge per share	0.62	0.62	—	—
Incremental non-cash OID interest expense per share [12]	0.11	0.11	0.23	0.23

Diluted earnings per share, as adjusted [14]	$2.36	$2.70	$2.92	$6.09
Projected EBITDA[10] Reconciliation to GAAP:
EBITDA [10]	$185.0	$200.0	$264.5	$401.0
Cash paid for deferred drydocking charges	(21.6)	(21.6)	(22.2)	(22.2)
Cash paid for interest	(24.5)	(24.5)	(43.8)	(43.8)
Cash paid for taxes	(16.1)	(16.1)	(16.1)	(16.1)
Changes in working capital [15]	46.7	21.8	11.7	5.0
Stock-based compensation expense	8.9	8.9	8.9	8.9
Changes in other, net [15]	(1.1)	(1.1)	(1.1)	(1.1)

Cash flows provided by operating activities	$177.3	$167.4	$201.9	$331.7

Capital Expenditures Data (unaudited) [16]: Historical Data (in thousands):
	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Maintenance Capital Expenditures:
Deferred drydocking charges	$2,406	$7,680	$5,411	$15,039	$14,821
Other vessel capital improvements	1,898	762	5,274	4,444	19,327
Non-vessel related capital expenditures	479	256	897	3,509	23,419

	$4,783	$8,698	$11,582	$22,992	$57,567

Growth Capital Expenditures:
MPSV program	$33,149	$18,718	$76,857	$85,222	$227,878
TTB newbuild program #2	—	—	1,592	—	8,778
OSV newbuild program #4	24,706	45,691	42,503	110,931	131,443

	$57,855	$64,409	$120,952	$196,153	$368,099

Forecasted Data:
	1Q2009A	2Q2009A	3Q2009A	4Q2009E	2009E
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.0	$7.7	$2.4	$6.5	$21.6
Other vessel capital improvements	1.8	0.7	1.9	7.5	11.9
Non-vessel related capital expenditures	2.8	0.2	0.5	1.2	4.7

	$9.6	$8.6	$4.8	$15.2	$38.2

Growth Capital Expenditures:
MPSV program	$33.4	$18.7	$33.1	$8.0	$93.2
OSV newbuild program #4	40.5	45.7	24.7	29.8	140.7

	$73.9	$64.4	$57.8	$37.8	$233.9

Full Construction Cycle Data:
	Pre-2009A	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$385.6	$93.2	$1.2	$480.0
OSV newbuild program #4	271.4	140.7	32.9	445.0

	$657.0	$233.9	$34.1	$925.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 199 and 201 shares of common stock for the three months ended September 30, 2009 and June 30, 2009, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. For the nine months ended September 30, 2009, stock options representing the rights to acquire 419 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of September 30, 2009, June 30, 2009 and September 30, 2008, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 44 new generation OSVs as of September 30, 2009. Through September 30, 2009, nine newbuild OSVs were placed in service under the Company’s fourth OSV newbuild program on various dates since May 2008. Excluded from this data are 10 conventional OSVs that were acquired in August 2007, including the seven vessels sold on various dates since May 2008. The Company considers the three remaining conventional OSVs to be non-core assets, all of which are currently stacked. In addition, the Company elected to stack seven 200 class new generation OSVs between May 2009 and September 2009, and an eighth vessel was stacked in October 2009.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[6]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]

The Company owned and operated nine double-hulled tank barges as of September 30, 2009. The averages for the nine month period ended September 30, 2008 include the Energy 6508, a double-hulled tank barge delivered under the Company’s second TTB newbuild program in March 2008.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]

“Pro Forma Run-Rate — Low” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s fourth OSV newbuild program and MPSV program, assuming all such vessels were placed in service as of January 1, 2009 and were working at their fiscal 2009 contracted dayrates or fiscal 2009 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. “Pro Forma Run-Rate — High” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s fourth OSV newbuild program and MPSV program, assuming all such vessels were placed in service as of January 1, 2008 and were working at their fiscal 2008 contracted dayrates or fiscal 2008 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including utilization, cash operating expenses, delivery dates, drydocking schedule, G&A and income tax expense, are consistent with the mid-point of the Company’s latest 2009 guidance above. After all vessels now under construction or conversion are delivered and assuming the revolving credit facility remains undrawn, interest expense is expected to increase to an annual post-construction period run-rate of $58.4 on a projected debt balance of $800.0, offset by $0.9 of interest income to be generated on an assumed cash balance of approximately $90.0. The interest expense of $58.4 includes $10.1 of incremental non-cash OID interest expense that resulted from the Company’s adoption of new accounting rules effective January 1, 2009.

[12]

Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s Convertible Senior Notes. See “Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release.

[13]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price of $62.59 for such notes.

[14]

Diluted earnings per share, as adjusted, excludes the incremental impact of the recent adoption of new accounting standards pertaining to the Company’s Convertible Senior Notes. See “New Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release for more information.

[15]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[16]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.